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Regions Reports Earnings for Second Quarter 2011

Core pre-tax pre-provision net revenue rises 9 percent to $500 million – highest level since third quarter 2008; New products and services further diversify revenue streams

BIRMINGHAM, Ala. – (BUSINESS WIRE) – July 26, 2011 – Regions Financial Corporation (NYSE:RF) today reported financial results for the quarter ending June 30, 2011.

Key points for the quarter included:

•	Reported earnings of 4 cents per diluted share reflect improved core business performance, compared to a loss of 28 cents per diluted share for the second quarter in 2010

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Pre-tax pre-provision net revenue (PPNR) totaled $447 million or $500 million, on an adjusted basis (see non-GAAP reconciliation in Financial Supplement), representing the highest level on an adjusted basis in eleven quarters

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Inflows of non-performing loans declined $175 million, or 24 percent, versus the previous quarter to $555 million; Non-performing loans, excluding loans held for sale, declined $303 million or 10 percent

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$620 million of criticized loans were transferred to held for sale or sold during the quarter; Net charge-offs totaled $548 million, however excluding net charge-offs associated with sales and transfers to held for sale, net charge-offs improved 9 percent linked quarter to $341 million

•	$289 million of OREO and non-performing loans previously in held for sale were also sold

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Loan loss provision declined 17 percent first-to-second quarter to $398 million; loan loss allowance to non-performing loan coverage ratio increased from 1.03x at March 31, 2011 to 1.12x at June 30, 2011

•	Loan growth in the middle market commercial and industrial customer segment continued, with ending loans up 12.1 percent from one year ago

•	Re-entered the credit card business with the acquisition of an approximate $1.2 billion portfolio of existing Regions’ deposits customers

•	Funding mix continued to improve, as average low-cost deposits grew 1.8 percent linked quarter, while higher cost time deposits declined 2.0 percent.

•	Net interest income rose $1 million linked quarter to $864 million and associated net interest margin declined 2 basis points to 3.05 percent

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Non-interest revenues declined 7 percent sequentially. Excluding securities gains, non-interest revenues declined 1 percent linked quarter, primarily reflecting lower brokerage revenues, offset by strength in service charges and mortgage revenue

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Non-interest expenses increased 3 percent linked quarter to $1.2 billion. However, non-interest expenses, adjusted to exclude branch consolidation and property and equipment charges, declined 4 percent to $1.1 billion, driven by declines in salaries and benefits expense, as well as professional and legal fees

•	$44 million tax benefit recorded related to a portion of the announced regulatory settlement

•	Solid capital position with a Tier 1 Common ratio estimated at 7.9 percent and Tier 1 Capital ratio estimated at 12.6 percent; liquidity position remains strong, loan-to-deposit ratio of 84.3 percent.

Earnings Highlights	Three months ended:

(In millions, except per share data)	June 30, 2011		March 31, 2011		June 30, 2010
	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings

Net interest income	$864		$863		$856
Securities gains, net	24		82		0
All other non-interest income, excluding securities gains	757		761		756
Regulatory charge	0		0		200
Non-interest expense, excluding regulatory charge	1,198		1,167		1,126
Pre-tax pre-provision net revenue	447		539		286
Provision for loan losses	398		482		651
Net income (loss)	$109	$0.08	$69	$0.05	($277)	($0.23)
Preferred dividends and accretion	54	0.04	52	0.04	58	0.05
Net income (loss) available to common shareholders	$55	$0.04	$17	$0.01	($335)	($0.28)

GAAP to non-GAAP Reconciliation

Earnings per share as reported (GAAP)		$0.04		$0.01		($0.28)
Regulatory adjustments:
Regulatory charge and related tax benefit, net		(0.03)		—		0.17

Earnings per share, excluding regulatory adjustments		$0.01		$0.01		($0.11)
Significant items:
Securities (gains) losses, net		(0.01)		(0.04)
Branch consolidation and property and equipment charges		0.04		—		—

Adjusted earnings per share, excluding regulatory adjustments and significant items (non-GAAP)		$0.04		($0.03)		($0.11)

Key ratios *

Net interest margin (FTE)	3.05%		3.07%		2.87%
Tier 1 Capital	12.6%		12.5%		12.0%
Tier 1 Common risk-based Ratio	7.9%		7.9%		7.7%
Tangible common stockholders’ equity to tangible assets (non-GAAP)	6.18%		5.98%		6.45%
Tangible common book value per share (non-GAAP)	$6.13		$6.00		$6.65

Asset quality

Allowance for loan losses as % of net loans	3.84%		3.92%		3.71%
Net charge-offs as % of average net loans~	2.71%		2.37%		2.99%
Non-accrual loans, excluding loans held for sale, as % of loans	3.43%		3.79%		4.04%
Non-performing assets as % of loans, foreclosed properties and non-performing loans held for sale	4.39%		4.78%		4.93%
Non-performing assets (including 90+ past due) as % of loans, foreclosed properties and non-performing loans held for sale	4.98%		5.42%		5.63%

*	Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated.
~	Annualized

Focusing on customers; enhancing enterprise-wide risk management; building sustainable performance

Regions’ second quarter 2011 earnings available to common shareholders of $55 million, or 4 cents per diluted share, marks the company’s third consecutive quarterly profit highlighted by solid core business performance and improving credit costs. Pre-tax pre-provision net revenue on an adjusted basis (see supplement page 8) rose to $500 million, its highest level since third quarter 2008, reflecting the company’s continued growth in commercial and industrial, indirect and direct consumer loans, as well as low-cost deposits, while also taking steps to further diversify revenue streams and build for future growth. Additionally, the company’s brokerage and investment banking subsidiary, Morgan Keegan, reached a settlement with the SEC, FINRA and state regulators. The financial impact on second quarter earnings related to the $210 million regulatory settlement was a $44 million tax benefit on a portion of the settlement which had been previously accrued as non-deductible.

“Our results this quarter further demonstrate that our strategy for sustainable profitability is working,” said Grayson Hall, president and chief executive officer. “Focusing on the customer, enhancing enterprise-wide risk management and building sustainable performance are the key priorities of our business plans, and this quarter’s performance shows we are making solid progress.”

Credit metrics continue to improve

The company’s credit costs, while still elevated, declined to the lowest level in two years. Total net charge-offs in the second quarter were $548 million. Of this amount, $207 million of net loan losses resulted from $620 million of criticized loans that were transferred to held for sale or sold during the quarter. The provision for loan losses totaled $398 million or $150 million less than net charge-offs primarily reflecting the loan loss allowance related to the loans sold or transferred to held for sale. The provision was $84 million less or 17 percent lower than the previous quarter. The company’s loan loss allowance to non-performing loan coverage ratio increased from 1.03x to 1.12x at June 30, 2011.

Inflows of non-performing loans declined $175 million, or 24 percent to $555 million, the lowest level in over three years. Business Services criticized loans declined 14 percent linked-quarter and non-performing loans, excluding loans held for sale, declined $303 million or 10 percent. As of June 30, 2011, 42 percent of Business Services’ non-performing loans were current and paying as agreed, up from 38 percent in the prior quarter.

Profitably gaining market share, growing customers and improving balance between consumer and commercial loan portfolios

Retaining and profitably growing customers and core businesses is a key factor in sustainable profitability, and the company is executing on its plans in this area by leveraging customer loyalty and its extensive branch network. In the quarter, the company took several actions to expand its products and services to consumers, including re-entry into the credit card business with the acquisition of an approximate $1.2 billion portfolio of existing Regions’ deposits customers. The portfolio consists of customers in the company’s markets, of which two-thirds have two to five other banking services with the company. Indirect auto lending also gained momentum, up 14 percent on a linked quarter basis. Furthermore, the company expects to have 1,200 dealerships signed by year end. These businesses will help accelerate the company’s efforts to improve the balance between the consumer and commercial loan portfolios, further diversify revenue streams and better serve customers.

In the second quarter, growth in lending to the middle market commercial and industrial customer segment continued, with ending loans up 12.1 percent from one year ago. Growth was driven by specialized industry lending businesses, which include energy, healthcare, franchise restaurant, transportation, technology and defense, and asset-based lending. Total commercial and industrial commitments have now grown for five consecutive quarters and risen 7 percent year-to-date.

Overall, ending loans were relatively stable, declining 0.2 percent linked quarter. This primarily reflects the $1.4 billion decline in the Investor Real Estate portfolio, partially offset by the company’s credit card purchase and middle market commercial and industrial growth. The company’s ending investor real estate portfolio has now been reduced to $13.4 billion.

Improving funding mix

The company’s funding mix continued to improve during the quarter, as average low-cost deposits grew 1.8 percent linked quarter, while higher cost time deposits declined 2.0 percent. The company’s net interest margin was 3.05 percent, down 2 basis points compared with the prior quarter but 18 basis points higher than a year ago. During the second quarter, deposit costs declined 6 basis points to 0.53 percent. Overall, net interest income was steady linked quarter at $864 million.

Growing fee income; expanding fee-based services

Non-interest revenue totaled $781 million and included $24 million in securities gains. Non-interest revenues, excluding securities gains, declined 1 percent linked quarter, and reflected a decline in private client and capital markets revenue. However, income from service charges of $308 million remained strong and increased $21 million linked quarter. This strength reflects the ongoing restructuring of checking accounts to fee-eligible status, as well as the launch of new products.

During the quarter the company introduced new or expanded consumer fee-based services to meet customers’ needs. This included new services such as on-line person-to-person payments, small cash advances for relationship customers, and identity theft protection. The company also announced an agreement with Western Union to provide money transfer and expedited bill pay services as part of a new suite of consumer financial services, branded as Now Banking, which also includes check cashing and reloadable debit cards. Focusing on the affluent segment, the company also announced in late June the formation of a new Wealth Management Group, integrating its Trust, Private Banking and Insurance units within a single business line. Establishing this new group enables the company to focus on a key, profitable customer segment with the goal of increasing non-interest revenue, deepening customer relationships and enhancing value.

Diligently reducing non-interest expenses

Non-interest expense totaled $1.2 billion for the quarter, however, excluding $77 million in charges related to branch consolidation and property and equipment charges, adjusted non-interest expense totaled $1.1 billion, or 4 percent lower than the prior quarter. Key drivers of this quarter’s decline were a 6 percent decline in salaries and benefits expense, as well as a decline in professional and legal fees of $20 million. FDIC premiums increased $20 million linked quarter reflecting new rules which went into effect on April 1, 2011. Credit-related expenses, which include other real estate expense, gains or losses from loans held-for-sale and credit-related personnel costs, declined modestly and represented 8 percent of second quarter’s adjusted non-interest expenses.

The company remains focused on strengthening its core franchise through productivity and efficiency initiatives. In conjunction with these efforts, the company will consolidate approximately 40 branches later this year. The company recorded associated property valuation charges on the branches, plus other property and equipment charges totaling $77 million this quarter, and expects to realize future net cost saves of approximately $19 million annually. The company will continue to take a rigorous review of expenses, without sacrificing investment opportunities or customer service. Customers will continue to be at the center of every decision, and any changes will maintain the company’s high standards of service quality.

Regulatory reform

The Federal Reserve Board of Governors has announced its final rule on debit card interchange fees mandated by the Durbin Amendment to the Dodd-Frank Act effective October 1, 2011. Based on the final ruling, the company estimates that the impact on annual debit interchange revenue will be approximately $170 million before any mitigation efforts. However, the company believes it will be able to mitigate this impact over time through revenue enhancements and expense management.

Strong capital and liquidity

Tier 1 common and Tier 1 capital ratios remained healthy, ending the quarter at an estimated 7.9 percent and 12.6 percent, respectively, and on a Basel III pro-forma basis were 7.2 percent and 10.8 percent, above the respective 7 percent and 8.5 percent minimum requirements (see non-GAAP calculation). The company’s liquidity position at both the bank and the holding company remains strong as well. As of June 30, 2011, the company’s loan-to-deposit ratio was 84.3 percent.

About Regions Financial Corporation

Regions Financial Corporation, with $131 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and over 2,100 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act became law on July 21, 2010, and a number of legislative, regulatory and tax proposals remain pending. Additionally, the U.S. Treasury and federal banking regulators continue to implement, but are also beginning to wind down, a number of programs to address capital and liquidity in the banking system. Proposed rules, including those that are part of the Basel III process, could require banking institutions to increase levels of capital. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature of which cannot be determined at this time.

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The impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Regions repays the outstanding preferred stock and warrant issued under the TARP, including restrictions on Regions’ ability to attract and retain talented executives and associates.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

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Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

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Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions, including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Potential dilution of holders of shares of Regions’ common stock resulting from the U.S. Treasury’s investment in TARP.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as on file with the Securities and Exchange Commission.

Use of non-GAAP financial measures

Page two of this earnings release presents computation of earnings and certain other financial measures excluding regulatory charge and related tax benefit (non-GAAP) and other significant items (non-GAAP), Tier 1 common risk-based ratio and tangible common equity (non-GAAP). Page three of the financial supplement shows additional ratios based on return on average assets, tangible common stockholders’ equity, efficiency ratio, as well as the Tier 1 common risk-based ratio and computations of earnings and certain other financial measures excluding the regulatory charge and the federal income tax benefit related to the regulatory charge (non-GAAP). Tangible common stockholders’ equity ratios have become a focus of some investors, and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Supervisory Capital Assessment Program, these regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Regions currently calculates its risk-based capital ratios under guidelines adopted by the Federal Reserve based on the 1988 Capital Accord (“Basel I”) of the Basel Committee on Banking Supervision (the “Basel Committee”). In December 2010, the Basel Committee released its final framework for Basel III, which will strengthen international capital and liquidity regulation. When implemented by U.S. bank regulatory agencies and fully phased-in, Basel III will change capital requirements and place greater emphasis on common equity. Implementation of Basel III will begin on January 1, 2013, and will be phased in over a multi-year period. The U.S. bank regulatory agencies have not yet finalized regulations governing the implementation of Basel III. Accordingly, the calculations provided below are estimates, based on Regions’ current understanding of the framework, including the Company’s reading of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as the regulations are finalized. Because the Basel III implementation regulations are not formally defined by GAAP and have not yet been finalized and codified, these measures are considered to be non-GAAP financial measures, and other entities may calculate them differently from Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using the Basel III framework, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on the same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies and procedures in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes the regulatory charge and the federal income tax benefit related to the regulatory charge does not represent the amount that effectively accrues directly to stockholders (i.e. the regulatory charge is a reduction in earnings and stockholders’ equity).

See page 8 of the supplement to this earnings release for the computation of pre-tax pre-provision net revenue (GAAP) to adjusted pre-tax pre-provision net revenue (non-GAAP). See pages18, 19, 20 and 21 of the supplement to this earnings release for 1) computation of GAAP net income (loss) available to common shareholders, earnings (loss) per common share and return on average assets to non-GAAP financial measures, 2) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 3) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP regulatory), 4) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP), 5) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), 6) a computation of the efficiency ratio (non-GAAP), and 7) a reconciliation of stockholders’ equity (GAAP) to Basel III Tier 1 capital (non-GAAP) and Basel III Tier 1 common (non-GAAP).

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